EXHIBIT 99

     (COMPANY LOGO HERE)

     FOR IMMEDIATE RELEASE -- December 5, 1995


     Contact:       Clifford R. Borland
                    Chairman and Chief Executive Officer
                    NS GROUP, INC.
                    (606) 292-6809

     NS GROUP ANNOUNCES THE ELECTION OF A NEW
     PRESIDENT

     Newport, Kentucky -- NS Group, Inc. announced today that the Board of Directors has elected Paul C. Borland as the new President and Chief Operating Officer of NS
     Group, Inc.   Paul Borland joined the Company in 1989
     as Vice President and General Manager of Kentucky Electric Steel Corporation and has served as President of Koppel Steel Corporation since 1990. Paul is a veteran of 39 years in the steel industry. He replaces Clifford R. Borland who was elected Chairman of the Board and will retain the title of Chief Executive Officer.

     Paul Borland will continue to provide leadership in his capacity as President of Koppel Steel Corporation.

     NS Group, Inc. is a holding company that owns four operating subsidiaries: Newport Steel Corporation, a manufacturer of welded tubular steel products and hot rolled coils; Koppel Steel Corporation, a manufacturer of seamless tubular steel products, special bar quality products and semi-finished steel products; Erlanger Tubular Corporation, a processor of tubular products; and Imperial Adhesives, Inc., a manufacturer of industrial adhesives products. NS Group, Inc.'s common stock (symbol: NSS) is traded on the New York Stock Exchange.